EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
ACS, Inc.	ACS, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Updates Status on Florida Workforce Contracts

DALLAS, TEXAS: March 22, 2004 – Affiliated Computer Services, Inc., (ACS) (NYSE: ACS), announced today that its wholly owned subsidiary, ACS State and Local Solutions, Inc., recently filed its response to the Florida Office of Inspector General report regarding certain workforce contracts in Florida and has received a subpoena from the U.S. Department of Justice regarding contracts in Dade and Monroe counties in Florida.

On January 30, 2004, the Florida Office of Inspector General (OIG) issued a report that reviewed 13 Florida workforce regions and noted concerns related to the accuracy of customer case records maintained by local staff. The total revenue generated from the Florida contracts for workforce services amount to approximately one percent (1%) of ACS’ total revenue. The OIG reviewed approximately 4,000 data elements and identified a potential of 488 possible data conflicts. The report and its contents were described in ACS’ press release of February 3, 2004 and in ACS’ recently filed Form 10-Q.

Earlier this month, ACS filed its response to the OIG. With the assistance of outside experts, ACS reviewed the report and each possible data conflict. ACS determined that two-thirds of the possible data conflicts were in fact not errors, but one-third were confirmed errors resulting in an error rate of four percent.

ACS had previously identified problems in the operation of the Miami-Dade workforce operation which resulted in the removal of certain individuals. ACS, as part of its response, submitted a comprehensive action plan to the Automated Workforce

Innovation authority with recommendations to enhance data integrity and operational controls on workforce contracts and to prevent a reoccurrence of the problems.

Today, ACS State and Local Solutions, Inc., received a grand jury document subpoena issued by the U.S. District Court for the Southern District of Florida. The company believes the subpoena was issued in connection with an investigation being conducted by the U.S. Department of Justice and the Inspector General’s Office of the U.S. Department of Labor into the subsidiary’s workforce contracts in Dade and Monroe counties in Florida which expired in June of 2003. The company will cooperate fully with the Department of Justice and Inspector General’s Office of the Department of Labor in responding to the subpoena. ACS is also continuing to cooperate with the SEC in its informal investigation of the matters covered by the Florida Inspector General’s report. Due to the preliminary nature of the government’s investigation, the company is unable to assess the impact, if any, of this investigation on ACS.

Jeff Rich, Chief Executive Officer of ACS, said: “We are working closely with our clients and the State’s oversight agency to strengthen operational controls and improve service quality to the citizens of Florida. Of course, we will cooperate fully with all government agencies in their investigations.”

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.